THIRD AMENDMENT TO
PRE-ACQUISITION AGREEMENT
AMONG
CANADIAN OIL SANDS LIMITED
- AND -
1212707 ALBERTA LTD.
- AND -
CANADA SOUTHERN PETROLEUM LTD.
DATED JUNE 18, 2006
August 7, 2006

PRE-ACQUISITION AGREEMENT AMENDMENT NO. 3
     THIS PRE-ACQUISITION AGREEMENT AMENDMENT NO. 3 (the “Third Amending Agreement”), dated as of August 7, 2006 between Canadian Oil Sands Limited (“Acquiror”), 1212707 Alberta Ltd. (“Offeror”), a wholly-owned Subsidiary of Acquiror, and Canada Southern Petroleum Ltd. (the “Company”);
     WITNESSES THAT, WHEREAS the Acquiror, the Offeror, and the Company entered into the Pre-Acquisition Agreement dated as of June 18, 2006, as amended June 29, 2006 and as further amended July 12, 2006 (collectively, the “Prior Agreement”), and in accordance with the Prior Agreement, the Acquiror, through Offeror, has made the Offer to acquire all of the outstanding Common Shares together with associated rights of the Company; and
     WHEREAS the parties wish to amend the Prior Agreement as set forth in this Third Amending Agreement;
     NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which re hereby acknowledged), the parties covenant and agree as follows:
1. INTERPRETATION
1.1 Definitions
     Unless there is something in the subject matter or context inconsistent therewith, all terms contained in this Third Amending Agreement which are defined in the Prior Agreement, shall, for all purposes hereof have the meanings given to such terms in the Prior Agreement as amended by this Third Amending Agreement.
1.2 Meaning of Agreement
     The term Agreement where used in the Prior Agreement and this Third Amending Agreement means the Prior Agreement as amended by this Third Amending Agreement.
2. VARIATIONS TO THE OFFER
2.1 The Offer
(a)	In section 2.1(a)(i) replace all of the words following “until” with “midnight (Pacific Daylight Time), on Friday, August 18, 2006”.

(b)	Section 2.1(a)(iii) of the Prior Agreement is amended by replacing “66 2/3%” with “50.01%”.

(c)	Schedule 2.1(a) “Conditions of the Offer” of the Prior Agreement is amended by replacing “66 2/3%” in paragraph (a) with “50.01%”.

(d)	Section 2.1(d) of the Prior Agreement is deleted in its entirety.

(e)	The Offeror shall use its reasonable commercial efforts to issue and mail to Shareholders and Optionholders a notice of extension to the Offer (the “Notice of Extension”) (and the Offer as varied by the Offeror’s Notice of Variation dated July 5, 2006, Notice of Variation dated July 14, 2006 and the Notice of Extension is in this Third Amending Agreement referred to as the “Offer”) on or before 12:00 midnight (Calgary time) on August 7, 2006 and, in any event, shall issue and mail the Notice of Extension to Shareholders and Optionholders no later than 12:00 midnight (Calgary time) on August 8, 2006.
2.2 Conditions Precedent
(a)	The obligation of the Offeror to issue and mail the Notice of Extension as contemplated in Section 2.1(c) shall be conditional upon the following:
(i)	no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer described in Schedule 2.1(a) of the Prior Agreement; and

(ii)	each of the representations and warranties of the Company which are set out in the Agreement shall be true and correct in all material respects at the date that the Notice of Extension is proposed to be issued, other than the representations and warranties of the Company set forth in Section 6.7 of the Prior Agreement, which shall be true and correct as of the date of the Prior Agreement, and in Section 6.37 of the Prior Agreement, which shall be true and correct as of August 1, 2006, and the Company shall have complied in all material respects with each of its covenants and obligations set out in the Agreement.
(b)	The foregoing conditions in paragraph (a) are for the exclusive benefit of the Acquiror, on its own behalf and on behalf of the Offeror, and may be waived by the Acquiror, on its own behalf and on behalf of the Offeror, in whole or in part, in its sole discretion.
2.3 Company Action
(a)	The Company represents and warrants to the Offeror that the Board, after consultation with its legal and financial advisors, has unanimously determined that the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders. The Company will use its reasonable commercial efforts to provide a letter or other communication on behalf of the Company recommending the Offer (the “Chairman’s Letter”), in the form set forth in Schedule A hereto, concurrent with the issue and mailing of the Notice of Extension by the Offeror, and in any event, the Company shall issue such Directors’ Circular Notice of Change no later than 12:00 midnight (Calgary time) on August 8, 2006.

(b)	The Company shall co-operate with the Offeror, use reasonable commercial efforts to support the Offer and provide the Offeror with a draft copy of any Directors’ Circular Notice of Change to be mailed to Shareholders prior to the mailing thereof, on a confidential basis, and shall provide the Offeror with a reasonable opportunity to review and provide any comments thereon. The Company shall also file the Chairman’s Letter on a timely basis with all applicable Regulatory Authorities.
2.4 Notice of Extension
     The Offeror shall provide the Company with a draft copy of the Notice of Extension as well as any other documents in connection with the Notice of Extension to be mailed to Shareholders and Optionholders on or after the date hereof (including any notices of change or variation), prior to the mailing thereof (collectively, the “Notice of Extension Documents”), on a confidential basis, and shall provide the Company with a reasonable opportunity to review and provide comments thereon. The Offeror shall file the Notice of Extension Documents on a timely basis with the Regulatory Authorities. The Notice of Extension Documents, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, without limitation, all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws.
2.5 Press Releases
     Each of the parties shall issue its press release upon execution of this Third Amending Agreement in the forms set forth in Schedule 2.5 hereto. The parties shall consult each other with respect to any further public disclosures respecting the Agreement, the Offer or any matter related thereto.
3. REPRESENTATIONS AND WARRANTIES
3.1 Restatement
(a)	The representations and warranties of each of the parties contained in the Prior Agreement, other than the representations and warranties of the Company contained in Sections 6.7 and 6.37 of the Prior Agreement, are restated as of the date of this Third Amending Agreement as if set out in full in this Third Amending Agreement.

(b)	The Company hereby represents and warrants that as at August 1, 2006, the Company has in excess of $20 million in cash and cash equivalents and has no debt.
4. OTHER
4.1 Counterparts
     This Third Amending Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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     In witness whereof, Acquiror , the Offeror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADIAN OIL SANDS LIMITED

By:	/s/ “Marcel Coutu”

Name: Marcel R. Coutu
Title: President and Chief Executive Officer

By:	/s/ “Trudy M. Curran”

Name: Trudy M. Curran
Title: General Counsel and Corporate Secretary

1212707 ALBERTA LTD.

By:	/s/ “Allen Hagerman”

Name: Allen R. Hagerman
Title: Chief Financial Officer

CANADA SOUTHERN PETROLEUM LTD.

By:	/s/ “Pat Finnerty”

Name:
Title: